Oyster Creek Group, Inc.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS

                                   Nine months ending       August 19, 1999
                                   March 31,                    (Inception) to
                                    2004              2003      March 31, 2004
CASH FLOWS
FROM
OPERATING
ACTIVITIES
Net (loss)                   $ 705             $(460)         $(10,490)
Increase in
accounts
payable                       705                 460              7,915

Net cash
(used) by
operating
activities                     -                             -          (2,575)

CASH FLOWS
FROM
FINANCING
ACTIVITIES
Proceeds from
stock issuances         -                             -            2,575

Net cash
provided by
financing
activities                    -                            -             2,575

Net increase
in cash                                                                    -
Cash   beginning                                                      -
Cash   ending                                                           -

Supplemental
disclosures:
Interest paid              -                                  -               -
Income taxes
paid                          -                                 -             -

Non-cash
transactions:
Shares issued
for dividend                -                                 -          $2,000

Number of
shares issued            -                                -       2,000,000
for dividend

The accompanying notes are an intregal part of these financial statements.
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